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                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration File No.: 333-108395

SUPPLEMENT DATED AUGUST 3, 2004    (TO PROSPECTUS SUPPLEMENT DATED JULY 23, 2004
                                              TO PROSPECTUS DATED JUNE 14, 2004)



                                  $508,417,000
                                  (APPROXIMATE)
                   FIRST FRANKLIN MORTGAGE LOAN TRUST 2004-FF6
                                     ISSUER
                    SECURITIZED ASSET BACKED RECEIVABLES LLC
                                    DEPOSITOR
                       COUNTRYWIDE HOME LOANS SERVICING LP
                                    SERVICER
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-FF6

         This is a supplement to the Prospectus Supplement dated July 23, 2004 (the "PROSPECTUS SUPPLEMENT") to the Prospectus dated June 14, 2004 relating to the First Franklin Mortgage Loan Trust 2004-FF6 Mortgage Pass-Through Certificates, Series 2004-FF6.

         Notwithstanding anything to the contrary contained on the cover and under "Description of the Certificates--Distributions of Interest and Principal" in the Prospectus Supplement, for purposes of calculating the Pass-Through Rate for the Class B-1 certificates, the fixed margin for that class is 1.8000% for any distribution date on or prior to the distribution date on which the servicer has the right to purchase all of the mortgage loans as described under "The Pooling and Servicing Agreement--Termination; Optional Clean-up Call" in the Prospectus Supplement and 2.7000% for any distribution date thereafter.

         Also, notwithstanding anything to the contrary contained in the definition of "Cumulative Loss Trigger Event" in the Prospectus Supplement, for the distribution dates occurring in August 2009 through July 2010, the loss percentage will be 4.500% for the first month, plus an additional 1/12th of 0.500% for each month thereafter.

         Capitalized terms used but not defined in this supplement shall have the meanings given to them in the Prospectus Supplement.

BARCLAYS CAPITAL
                                              COUNTRYWIDE SECURITIES CORPORATION